SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 15, 2007
Earth Biofuels, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-110249 (Commission File Number)	71-0915825 (I.R.S. Employer Identification No.)

3001 Knox Street, Suite 303 Dallas, Texas (Address of Principal Executive Offices)	75205 (Zip Code)
(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On August 31, 2006, Earth Ethanol, Inc., (“Earth Ethanol”), a Delaware corporation and a wholly owned subsidiary of Earth Biofuels, Inc., executed a Contribution and Purchase Agreement by and between Earth Ethanol, HPS Development, L.L.C., a Louisiana limited liability company (“HPS”), and South Louisiana Ethanol, L.L.C., a Louisiana limited liability company (“SLE”). SLE owns a former ethanol production facility located on a site in Plaquemines Parish, Louisiana.
On December 15, 2006, the Company filed an action arising from a claim for breach of contract and default by SLE under the terms of the agreement.
On June 15, 2007, the parties entered into a Consent Judgment and Settlement Agreement (“Settlement Agreement”) to resolve the disputes. Under the Settlement Agreement, HPS must pay Earth Ethanol $3 million by June 18, 2006 as an initial payment, and then on or before 30 days from the initial payment, HPS must pay Earth Ethanol an additional $1 million as a second payment. Additionally, HPS delivered a promissory note payable to Earth Ethanol in the principal amount of $18 million, to be paid out of the cash flows of the SLE ethanol production facility in Plaquemines Parish, Louisiana, repayments beginning no later than August 31, 2008.
Any breach of HPS’ obligations will entitle Earth Ethanol to equitable relief or other remedies for such breach including recovery of damages.
For further information in accordance with Item 1.01, please reference exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is being filed herewith:
          99.1 Consent Judgment and Settlement Agreement, dated June 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels, Inc. (Registrant)
Date: July 5, 2007	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III,
Chief Executive Officer